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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Emulex Corporation:

We consent to the incorporation herein by reference of our report dated
August 4, 2001, relating to the consolidated balance sheets of Emulex Corporation and subsidiaries as of July 1, 2001 and July 2, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 1, 2001, and the related financial statement schedule, which report appears in the July 1, 2001, Annual Report on Form 10-K of Emulex Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.


                                        KPMG LLP


Orange County, California
June 28, 2002